Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 2 TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 23, 2006

AMENDMENT NO. 2 TO THE SECOND AMENDED AND
RESTATED CREDIT AGREEMENT among Chesapeake Corporation, a Virginia corporation (the "U.S. Borrower"), Chesapeake U.K. Holdings Limited, Chesapeake U.K. Acquisitions plc, Boxmore International Limited, Field Group plc (collectively, the "U.K. Borrowers"), the banks, financial institutions and other institutional lenders party to the Credit Agreement referred to below (collectively, the "Lenders") and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

PRELIMINARY STATEMENTS:

WHEREAS, the U.S. Borrower, the U.K. Borrowers, the Lenders, the Administrative Agent, Bank of America, N.A. and Citicorp North America, Inc., as syndication agents, HSBC Bank plc, as documentation agent, Wachovia Capital Markets, LLC, as a co-lead arranger and the sole bookrunner, and Banc of America Securities LLC and Citicorp North America, Inc., as co-lead arrangers have entered into a Second Amended and Restated Credit Agreement dated as of February 23, 2004, as amended by Amendment No. 1 dated as of June 10, 2004 (as so amended, the "Credit Agreement"; capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend the Credit Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

      Section 1.1 is hereby amended by deleting the definitions of "Honor Date," "Tranche A Loans," "Tranche A Loan Commitment Amount," "Tranche A Other Currency Loans", "Tranche A Other Currency Loan Commitment Amount," "Tranche B Loans," "Tranche B Loan Commitment Amount," "Tranche B Loan Note Advance," "Tranche B Other Currency Loans" and "Tranche B Other Currency Loan Commitment Amount" in their entirety.
      The definition of "Loan Note Guaranty Commitment Amount" in Section 1.1 is hereby amended and restated in its entirety to read as follows:

      ""Loan Note Guaranty Commitment Amount" means an amount equal to zero."

      The definition of "Loan Note Guaranty Obligations" in Section 1.1 is hereby amended by deleting therein the words ", including all Tranche B Loan Note Advances".
      The definition of "Other Currency Loans" in Section 1.1 is hereby amended and restated in its entirety to read as follows:

      ""Other Currency Loans" is defined in clause (c) of Section 2.1.1."

      The definition of "Other Currency Loan Commitment Amount" in Section 1.1 is hereby amended and restated in its entirety to read as follows:

      "Other Currency Loan Commitment Amount" means, on any date, the Dollar Equivalent of $250,000,000, as such amount has been from the Effective Date and may be reduced from time to time pursuant to Section 2.2 and clause (b) of Section 3.1.2."

      the definition of "Revolving Loans" in Section 1.1 is hereby amended and restated in its entirety to read as follows:

      ""Revolving Loans" is defined in clause (a) of Section 2.1.1."

      the definition of "Revolving Loan Commitment Amount" in Section 1.1 is hereby amended and restated in its entirety to read as follows:

      ""Revolving Loan Commitment Amount" means, on any date, the Dollar Equivalent of $250,000,000, as such amount has been from the Effective Date and may be reduced from time to time pursuant to Section 2.2 and clause (b) of Section 3.1.2."

      Section 2.1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

      "SECTION 2.1.1. Loan Commitments. From time to time on any Business Day occurring from and after the Effective Date but prior to the Revolving Loan Commitment Termination Date,

      (a) each Lender that has a Revolving Loan Commitment (referred to as a "Revolving Loan Lender") agrees that it will make loans (relative to such Lender, its "Revolving Loans") in Dollars to the Borrowers equal to such Lender's Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by such Borrower to be made on such day;

      (b) the Swing Line Lender agrees that (i) it will make loans (its "Swing Line Loans") in Dollars to the Borrowers equal to the principal amount of the Swing Line Loan requested by such Borrower to be made on such day and (ii) it will make loans (its "Other Currency Swing Line Loans") in an Other Currency to the Borrowers equal to the principal amount of the Other Currency Swing Line Loans requested by such Borrower to be made on such date. The Commitment of the Swing Line Lender described in subclause (i) of clause (b) of this Section 2.1.1 is herein referred to as its "Swing Line Commitment" and the Commitment of the Swing Line Lender described in subclause (ii) of clause (b) of this Section 2.1.1 is herein referred to as its "Other Currency Swing Line Commitment";

      (c) each Other Currency Lender (other than Participating Lenders, whose Other Currency Loans shall be made by the Administrative Agent in accordance with Section 2.3.3) agrees that it will make loans (its "Other Currency Loans") in Other Currency to the Borrowers equal to such Lender's Percentage of the aggregate amount of each Borrowing of the Other Currency Loans requested by such Borrower to be made on such day. The Commitment of each Other Currency Lender described in this clause is herein referred to as its "Other Currency Loan Commitment".

      On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Loans. No Revolving Loan Lender may make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amounts of all Revolving Loans of such Revolving Loan Lender, plus such Lender's Percentage of the aggregate outstanding principal amount of all Other Currency Loans, Swing Line Loans and Other Currency Swing Line Loans, plus such Lender's Percentage of the aggregate amount of all Letter of Credit Outstandings and Loan Note Guaranty Obligations, would exceed such Lender's Percentage of the then existing Revolving Loan Commitment Amount. Furthermore, the Swing Line Lender may not make Swing Line Loans or Other Currency Swing Line Loans if, after giving effect thereto, (a) the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Commitment Amount, (b) the aggregate outstanding principal amount of all Other Currency Swing Line Loans would exceed the then existing the Other Currency Swing Line Commitment Amount or (c) unless otherwise agreed to by the Swing Line Lender, in its sole discretion, the sum of the aggregate outstanding principal amount of all Swing Line Loans, Other Currency Swing Line Loans and Revolving Loans made by the Swing Line Lender plus the Swing Line Lender's Percentage of the aggregate amount of Letter of Credit Outstandings and all Loan Note Guaranty Obligations plus the Swing Line Lender's Percentage of the aggregate outstanding principal amount of all Other Currency Loans would exceed the Swing Line Lender's Percentage of the then existing Revolving Loan Commitment Amount. Additionally, no Other Currency Lender may make any Other Currency Loans if, after giving effect thereto, unless otherwise agreed to by such Other Currency Lender, in its sole discretion, the sum of the aggregate outstanding principal amount of all Other Currency Loans and Revolving Loans made by such Other Currency Lender plus such Other Currency Lender's Percentage of the aggregate amount of Letter of Credit Outstandings and all Loan Note Guaranty Obligations plus such Other Currency Lender's Percentage of the aggregate outstanding principal amount of all Swing Line Loans and Other Currency Swing Line Loans would exceed the Other Currency Lender's Percentage of the then existing Revolving Loan Commitment Amount."

      Section 2.2.2 is hereby amended by deleting the words "on a pro rata basis amongst tranches and" and "on a pro rata basis amongst tranches" therein.
      Section 2.7 is hereby replaced in its entirety with the words "Intentionally omitted".
      Section 3.1.1(a)(i) is hereby amended by deleting the word "tranche" therein.
      Section 3.1.2(b) is hereby amended by deleting both instances of the words "on a pro rata basis amongst tranches" therein.
      Section 7.1.7 is hereby amended and restated in its entirety to read as follows:

      "SECTION 7.1.7. Use of Proceeds. The Borrowers will apply the proceeds of all Loans and Letters of Credit to provide for working capital and general corporate purposes of the U.S. Borrower and its Subsidiaries, including Capital Expenditures and Permitted Acquisitions by such Persons; provided that the proceeds of any Loans or Letters of Credit shall not be used to finance or refinance any obligations in a manner that would cause the Obligations to constitute unlawful financial assistance prohibited by Section 151 of the English Companies Act 1985 and Article 161 of the Companies (Northern Ireland) Order 1986."

      Section 7.1.9(c) is hereby amended by deleting, following the words "For the avoidance of doubt" therein, clause (i) in its entirety and renumbering the remaining clauses accordingly.
      Section 7.1.12 is hereby replaced in its entirety with the words "Intentionally omitted".
      Section 7.2.4(a) is hereby amended and restated in its entirety to read as follows:

      "(a) the Borrower will not permit the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
February 23, 2006 through (and including) the end of the last Fiscal Quarter of 2007	4.75:1
The first Fiscal Quarter of 2008	4.25:1
Beginning of the second Fiscal Quarter of 2008 and thereafter	4:00:1"

    Section 7.2.8(a) is hereby amended by deleting the following words in their entirety: "and provided further that Field may not purchase or otherwise acquire the assets or Capital Securities of Boxmore or any of its Subsidiaries prior to the completion of the whitewash procedures required under Section 7.1.12 and/or any refinancing of the Loan Notes as contemplated thereby".
    Section 7.2.9 is hereby amended by deleting the word "or" appearing at the end of clause (c) thereof and by adding at the end of Section 7.2.9 a new clause (e) as follows:

    "or (e) the sale by the U.S. Borrower or any of its Subsidiaries of a minority interest in Boxmore Plastics International (pty) Ltd., a corporation organized and existing under the laws of South Africa (or any successor corporation), with an aggregate fair market value of such minority interest not to exceed 10,000,000 pounds Sterling."

    Section 7.2.16 is hereby amended by deleting the proviso appearing at the end of such Section in its entirety and by replacing such proviso with the following:

    "provided, however, in the case of either (B)(1) or (2), (X) such aggregate amounts shall be reduced on a Dollar for Dollar basis by the aggregate amount of Permitted Acquisitions made during the term of this Agreement in accordance with clause (h) of Section 7.2.5 and (Y) such aggregate amounts shall not be reduced by the redemption or repurchase made by the U.S. Borrower of 40,000,000 pounds Sterling in principal amount of its 10 3/8% Senior Subordinated Notes due 2011 with the proceeds of an Equity Issuance made in March 2004."

    Section 8.1.3 is hereby amended by deleting the words "or 7.1.12" therein.
    Section 10.14(b) is hereby amended by adding at the end of the first sentence thereof a new clause (vi) as follows:

    "or (vi) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document (unless the transferee would be required to grant a Lien thereon under the Loan Documents)."

    Item 6.13 of Schedule I is hereby amended and restated in its entirety to read as follows:

    "ITEM 6.13. ENVIRONMENTAL MATTERS.

    See "Environmental Matters" discussion in Note 11 to Consolidated Financial Statement of Chesapeake Corporation's Form 10-Q dated November 10, 2005 regarding potential liability of WTM I Company for natural resources damages and certain environmental remediation related to the lower Fox River, Wisconsin, site."

    Schedule II is hereby amended by deleting the words "(Tranches A and B)" from the column headings therein.

    SECTION 2. Conditions of Effectiveness. This Amendment shall be effective as of December 31, 2005 (except for Sections 1(p), 1(r) and 1(s) of this Amendment which shall become effective as of the date first above written) when, and only when, (A) the U.S. Borrower shall have paid, on or before February 23, 2006, for the benefit of each Lender executing this Amendment on or before 12:00 Noon Eastern time on February 23, 2006, a fee equal to 0.25% of the Total Exposure Amount of each such Lender, and (B) the Administrative Agent shall have received, on or before February 23, 2006, the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Administrative Agent:

    Counterparts of this Amendment executed by each Borrower, each Subsidiary Guarantor and the Required Lenders or, as to any of the Required Lenders, advice satisfactory to the Administrative Agent that such Required Lender has executed this Amendment.
    Counterparts of the Consent and Confirmation attached hereto executed by each Subsidiary Guarantor.
    Evidence reasonably satisfactory to the Administrative Agent that any and all expenses of counsel to the Administrative Agent since the date of its last invoice shall have been paid in full in accordance with Section 10.3 of the Credit Agreement.
    Certified copies of (i) the resolutions of the Board of Directors (or other appropriate governing body) of each Borrower approving this Amendment and the matters contemplated hereby in form and substance customary for the jurisdiction of formation for each such Borrower, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the matters contemplated hereby (including, without limitation, the Organic Documents for each of the Borrowers); and (iii) a specimen of the signature of each Person authorized by each U.K. Obligor to sign this Amendment and the other documents to be delivered hereunder.
    A certificate of the Secretary or an Assistant Secretary of the U.S. Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Amendment and the other documents to be delivered hereunder.
    A favorable opinion of in-house counsel for the U.S. Borrower, (A) to the effect that (i) this Amendment has been duly executed and delivered by the U.S. Borrower and (ii) the Consent and Confirmation attached hereto has been duly executed and delivered by each Subsidiary Guarantor, and (B) with respect to the U.S. Obligors, as to the matters referred to in Section 3.
    A favorable opinion of L'Estrange & Brett, special Northern Irish counsel for the U.K. Obligors organized under the laws of Northern Ireland, (A) to the effect that this Amendment has been duly executed and delivered by each U.K. Borrower organized under the laws of Northern Ireland, and (B) as to the matters referred to in Section 3.
    In regard of the U.K. Obligors satisfactory company and winding-up search results conducted at the Companies Registry and on the central registry of the Companies Court.
    A certificate signed by a duly authorized officer of each Borrower stating that:
        All representations and warranties made by such Borrower in Section 3 hereof and in the Credit Agreement (as amended hereby) and the other Loan Documents are true and correct in all material respects as of the date hereof as if made on the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and
        after giving effect to the amendments contemplated by Section 1 above, no Default has occurred and is continuing.

    SECTION 3. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

    Such Borrower and each Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
    The execution, delivery and performance by such Borrower of this Amendment and the Loan Documents, as amended hereby, and by each Subsidiary Guarantor of the Consent and Confirmation attached hereto, are in each case within such Person's powers, have been duly authorized by all necessary action, and do not result in a default under or contravene any such Person's Organic Documents.
    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by such Borrower of this Amendment or any of the Loan Documents, as amended hereby, to which it is or is to be a party, or by each Subsidiary Guarantor of the Consent and Confirmation attached hereto.
    This Amendment has been duly executed and delivered by such Borrower, and the Consent and Confirmation attached hereto has been duly executed and delivered by each Subsidiary Guarantor. This Amendment and each of the other Loan Documents, as amended hereby, to which such Borrower is a party, and the Consent and Confirmation attached hereto, are legal, valid and binding obligations of such Borrower or such Subsidiary Guarantor, as applicable, enforceable against such entity in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity).

    SECTION 4. Reference to and Effect on the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

    The Credit Agreement (including, without limitation, the guarantees by the Borrowers set forth in Section 4.10 thereof), the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.
    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 5. Costs and Expenses. The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 10.3 of the Credit Agreement.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHESAPEAKE CORPORATION

By /s./ Joel K. Mostrom
Name: Joel K Mostrom
Title: Senior Vice President & Chief Financial Officer

CHESAPEAKE U.K. HOLDINGS LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE U.K. ACQUISITIONS PLC

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

BOXMORE INTERNATIONAL LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

FIELD GROUP PLC

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

Agreed as of the date first above written:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender and Administrative Agent

By /s/ Leanne S. Phillips
Name: Leanne S. Phillips
Title: Director